Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Prospectus, constituting a part of this Registration Statement, of our reports dated March 10, 2008 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Middlesex Water Company (Company) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

We also consent to the reference to us under the caption “Experts and Miscellaneous” in the Prospectus.

/s/ Beard Miller Company LLP

Beard Miller Company LLP
Reading, Pennsylvania
December 18, 2008